Exhibit H(21)

Form of

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 23rd day of November, 2015.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual RetireSMARTSM 2060 Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to cap the fees and expenses of the Fund (other than extraordinary litigation and legal expenses, interest expense, short sale dividend and loan expense, Acquired Fund fees and expenses, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses) through March 31, 2016 at the following amounts. This agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Funds and the Manager.

MassMutual RetireSMARTSM 2060 Fund
Expense Cap
Class I shares	0.00%
Class R5 shares	0.10%
Service Class shares	0.20%
Administrative Class shares	0.30%
Class A shares	0.55%
Class R4 shares	0.45%
Class R3 shares	0.70%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 23rd day of November, 2015.

MML INVESTMENT ADVISERS, LLC

By:
Brian Haendiges, Vice President

MASSMUTUAL SELECT FUNDS
on behalf of the MassMutual RetireSMARTSM 2060 Fund

By:
Nicholas Palmerino, CFO and Treasurer